UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

KNOWLES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to the Proxy Statement

for the 2020 Annual Meeting of Shareholders

to be held on April 28, 2020

This proxy statement supplement, dated April 6, 2020, supplements the definitive proxy statement (the “Proxy Statement”) of Knowles Corporation (the “Company”), dated March 11, 2020, relating to the Company’s Annual Meeting of Shareholders to be held on April 28, 2020 at 9:15 a.m., Central Time. This supplement is being filed with the Securities and Exchange Commission on April 6, 2020. The supplement should be read in conjunction with the Proxy Statement. Capitalized terms used in this supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

Appendix A – Knowles Corporation 2018 Equity and Cash Incentive Plan (As Amended and Restated Effective April 28, 2020) (the “Plan”)

In addition to the information contained in the Proxy Statement in Appendix A, the Plan includes the following as Section 1.6 thereof:

“1.6 Certain Limitations. The maximum number of shares of Common Stock subject to any Award that may be granted under this Plan during any fiscal year of the Corporation to any participant shall be as follows: (a) 2,000,000 Stock Options or SARs, (b) 500,000 shares of Restricted Stock, and (c) 500,000 Restricted Stock Units. No employee shall be granted any Performance Share that could result in the Participant receiving more than 500,000 shares of Common Stock for any Performance Period. The share limits in this Section 1.6 shall be subject to adjustment pursuant to Section 6.8.”